Exhibit 10(q)

AMENDMENT TO THE
EMERSON ELECTRIC CO. 2006 INCENTIVE SHARES PLAN
SOLELY FOR CODE SECTION 409A COMPLIANCE

WHEREAS, Emerson Electric Co. (“Company”) previously adopted the Emerson Electric Co. 2006 Incentive Shares Plan ( “Plan”); and

WHEREAS, effective January 1, 2005, the Company desires to amend the Plan solely for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”);

NOW THEREFORE, effective January 1, 2005, the Plan is amended with respect to all amounts deferred or which become vested under the Plan on or after January 1, 2005 as follows:

1.
Any election to defer receipt of all or part of an award of Performance Shares must be made no later than the close of the Company’s taxable year immediately preceding the first taxable year of the Company in which any services are performed for which such Performance Share award is payable; however, a newly eligible participant may make an election within 30 days after the date he first becomes eligible to participate in the performance program, but only with respect to the portion of the Performance Shares award attributable to services performed after the date of his deferral election. Notwithstanding the foregoing, if the performance period is at least 12 consecutive months and the performance criteria are defined in writing no later than 90 days after the commencement of the period of service to which the criteria relates, a deferral election may be made on or before the date that is six months before the end of the performance period, provided (i) the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date a deferral election is made; and (ii) the award of Performance Shares has not become readily ascertainable. At the same time the Participant makes an election to defer receipt of a Performance Shares award, he shall also make an election to receive such Performance Shares in either a single distribution or in annual installments over such years as the Participant shall then specify.

2.
In the event a Participant has elected to defer receipt of all or any portion of his award of Performance Shares under a Plan until a specified year, payment shall be made or commence on the first day of such calendar year.

3.
In the event a Participant has elected to defer receipt of all or any portion of his award of Performance Shares under a Plan until his termination of employment, payment shall be made or commence on the first day of the month immediately following his termination date.

4.
In the event that any deferred amount becomes payable due to the Participant’s termination of employment (other than on account of death) and such Participant is a Specified Employee, as determined under Code Section 409A and the regulations promulgated thereunder, payment of any deferred amount that is otherwise scheduled to be or to begin to be distributed shall be made or commence on the first day of the seventh month immediately following the Participant’s termination of employment if such date is later than the date such deferred amount would otherwise be paid or commence to be paid.

5.
In the event of the death during the deferral period of a Participant who has made a deferral election, the unpaid balance of the deferred amount owing to such Participant at the time of death shall be distributed to the Participant’s estate on the first day of the month immediately following the date of the Participant’s death, irrespective of whether or not the deferral period elected has expired.

6.
In all cases in which a deferred amount is payable upon a fixed date, payment is deemed to be made upon the fixed date if the payment is made at such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the specified date. In addition, a payment is treated as made upon the date specified under the Plan if the payment is made no earlier than 30 days before the designated payment date. In no event shall the Participant be permitted, directly or indirectly, to designate the taxable year of the payment.

7.
In the event the Company elects to permit participants to change an election with respect to the time and/or manner of payment of a previously deferred award of Performance Shares, such change shall be filed with the Committee no later than December 31, 2007.

8.	The Committee shall have no discretion with respect to the timing and/or manner of payment of any deferred amount.

Approved by the Compensation Committee of the Board of Directors on the 6th day of August, 2007.

INTRA-COMPANY CORRESPONDENCE

TO:
FROM:
DATE:
FILE:	______ PERFORMANCE SHARES PROGRAM AWARD
SUBJECT:	Acceptance of Award

This is to advise that in consideration of the Compensation Committee's award of Performance Units in the ______ Performance Shares Program under the 2006 Incentive Shares Plan, (1) I accept such participation upon the terms contained in the Award Certificate and the attached Plan document, and (2) I agree that during my employment by Emerson or any of its divisions, subsidiaries or affiliates (collectively, "Emerson"), and for a period of two (2) years after termination of such employment for any reason, I will not directly or indirectly engage in competition with, or enter the employ of or assist any person, firm, corporation or other entity engaged in a business competitive with, any business of Emerson in which I was employed, or solicit or hire any Emerson employees, even though no payment has been made to me under the terms of the Plan. I also agree Missouri law governs this agreement and consent to resolve any disputes in the courts in the state of Missouri.

I acknowledge I have read and understand the above, the Plan and Program Highlights and agree to the terms of the award as set forth therein.

Date

Signature

C E R T I F I C A T E

EMERSON ELECTRIC CO.

________ PERFORMANCE SHARES PROGRAM

THIS CERTIFIES that _____________ is entitled to be a participant in Emerson Electric Co.’s ______ Performance Shares Program under the 2006 Incentive Shares Plan approved and adopted by the Board of Directors on November 1, 2005 and approved by the Stockholders on February 7, 2006, and has been awarded XXXXXX(x,xxx) Units, all in accordance with the terms and provisions of said Plan.
Dated this __ day of ________, 20__.

___________________________________________
For the Compensation Committee

EMERSON ELECTRIC CO.

TO:	____________________

FROM:	Compensation and Human Resources Committee (the "Committee")

DATE:	______________

FILE:	2006 Incentive Shares Plan (the "Plan")

RE:	Award of Restricted Shares

The Committee has awarded to you ___________________(________) Restricted Shares under the terms of the Plan. This award is subject to all the terms of the Plan, a copy of which has been delivered to you. The Restriction Period applicable to these Shares is ________ (__) years from the date hereof.
The following are additional terms, conditions and provisions applicable to this award:
1.       Your rights in regard to these Shares are not vested, and you understand and agree, by your signature to this agreement, that your entire interest in these Shares may be forfeited if you fail to remain in the employ of the Company (or one of its subsidiaries) for the full term of the Restriction Period or in the event of any failure of any of the terms or conditions attached to this award and set out in the Plan or in this Agreement.
2.       Specifically, the Shares shall not vest in you until the expiration of the Restriction Period and shall be wholly forfeited in the event of your resignation or discharge prior to such time; provided, however, in the event of any termination on account of death or any disability which in the determination of the Committee prevents your continued employment by the Company (or a subsidiary), the award of shares will be prorated for your period of service during the Restriction Period and, provided you are not otherwise in default hereunder, you or your estate will receive such prorated number of Shares free of any restriction; provided further, however, in the event of a termination of your employment prior to the expiration of the Restriction Period, other than on account of your death or disability, the Committee, in its absolute discretion, may make such pro rata or other payment (or no payment) as it may determine.
3.       During the Restriction Period the Restricted Shares will be evidenced by a certificate issued in your name but such certificate will not be delivered to you and shall be held by the Company until the expiration of the Restriction Period or until earlier forfeiture. During the Restriction Period (and prior to any forfeiture) your rights in respect of the Shares shall be as follows.
(i)      You will be entitled to receive cash dividends when paid on the Shares and you will be entitled to vote the Shares.
(ii)     During the Restriction Period you shall not be entitled to delivery of any stock certificate evidencing the Shares.
(iii)    The certificates for the Share may have imprinted thereon such restrictive legends, and such stop-transfer orders, dividend payment orders and such other orders as may be given in respect thereof by the Committee as it may determine in its sole discretion.
(iv)     During the Restriction Period you may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Shares.
(v)     Stock dividends paid on the Restricted Shares shall not be paid to you but shall be held by the Company on the same terms as the Restricted Shares

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on which they were paid; provided, however, the Committee in its discretion may direct the payment of any such stock dividends directly to you, free of the restriction imposed by this Agreement.
4.       You understand that this award is confidential and that the dissemination of any information concerning the fact of this award or of any information relating to this award to any person or persons within or without the Company (including its officers and any of your superiors or subordinates) would be, or might be, injurious to the interests of the Company. Accordingly, you agree that you will maintain in confidence and will reveal to no one the fact that you have received this award nor any information concerning this award, except as you may be required by law to make any such disclosure. You further agree that any breach of this agreement of confidentiality (before or after the Restriction Period) will constitute good cause for the termination of your employment by the Company (or a subsidiary, as the case may be). You further understand that if such breach occurs during the Restriction Period applicable to your Restricted Shares your right to such Shares may be forfeited by the Company forthwith.
5.       By your acceptance of this award you agree that should your employment by Emerson Electric Co. or a subsidiary thereof terminate for any reason (either before or after the Restriction Period) you will not engage in any business activity competitive to any business activity of Emerson or its subsidiaries in which you were engaged while you were employed by Emerson or a subsidiary thereof, or solicit or hire any Emerson employees. This restriction is applicable only in those geographic areas in which Emerson is then engaged in such business activity, and shall continue for a period of two (2) years after termination of your employment.

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6.       At the end of the Restriction Period, the Restricted Shares which have not been forfeited, together with any cash held on account of dividends on such Restricted Shares, shall be delivered to you, except that the Company shall withhold sufficient Shares and cash to enable it to satisfy its federal, state and local tax withholding obligations on account of such delinquency.
7.       This Agreement shall be executed and delivered by you in the City or County of St. Louis, Missouri and shall be governed by Missouri law.
     Counsel for the Company has advised that in the opinion of such counsel,
(i)      The receipt of this award does not constitute taxable income to you. Any cash dividends which are paid to you on the Restricted Shares will constitute taxable income to you when received. At such time as the restrictions on the Shares are released or satisfied and your right to the Shares becomes non-forfeitable you will have taxable income in an amount equal to the then fair market value of the Shares.
(ii)     If you are a director or officer of the Company subject to the requirement of filing reports under Section 16(a) of the Securities Exchange Act of 1934 upon changes in your beneficial ownership of shares of the Company's Common Stock, you may report the award of Restricted Shares on Form 5, Annual Statement of Changes in Beneficial Ownership, after the end of the Company's fiscal year or on Form 4, Statement of Changes in Beneficial Ownership, for the month in which the award was received.

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This award agreement is dated _________________, has been executed and delivered by the parties hereto in St. Louis City or County, State of Missouri.

__________________________________
For the Committee

Acknowledgment

The undersigned, _______________________, grantee of the award of Restricted Shares pursuant to this Agreement hereby accepts said award on the terms, conditions and provisions contained in the Plan and in this Agreement. The undersigned acknowledges receipt of a copy of the Plan and understands that his rights in respect of the Restricted Shares may be forfeited as provided in the Plan and in this Agreement
Dated _______________________, 200__

__________________________________
Awardee

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